UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant ⌧

Filed by a Party other than the Registrant ◻

Check the appropriate box:

◻	Preliminary Proxy Statement

◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

◻	Definitive Proxy Statement

⌧	Definitive Additional Materials

◻	Soliciting Material Pursuant to § 240.14a-12

RARE ELEMENT RESOURCES LTD.

(Name of Registrant as Specified in its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

⌧	No fee required

◻	Fee paid previously with preliminary materials.

◻	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO
NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS AND
MANAGEMENT INFORMATION AND PROXY CIRCULAR

For the Annual and Special Meeting of Shareholders
To Be Held on Tuesday, August 23, 2022

This Supplement provides updated information with respect to the annual and special meeting of shareholders (the “Meeting”) of Rare Element Resources Ltd. (the “Company”) to be held on Tuesday, August 23, 2022 at 2:00 p.m. (Mountain Daylight Time).

This Supplement should be read in conjunction with the Company’s Notice of Annual and Special Meeting of Shareholders and Management Information and Proxy Circular for the Meeting (the “Proxy Circular”), which was filed with the Securities and Exchange Commission on July 7, 2022.

Withdrawal of Proposal No. 2: Appointment of Independent Registered Public Accounting Firm

On July 29, 2022, BDO USA, LLP (“BDO”) resigned as the independent registered public accounting firm of Rare Element Resources Ltd. (the “Company”). BDO’s resignation will be effective immediately following the filing of the Company’s quarterly report on Form 10-Q for the quarter ending September 30, 2022. Accordingly, the Company has withdrawn the proposal to appoint BDO to serve as the independent registered public accounting firm of the Company until the next annual meeting of shareholders of the Company (Proposal No. 2). Proposal No. 2 will not be presented or voted on at the Meeting.

Voting Matters

If you have already returned your proxy card or provided voting instructions, you do not need to take any action with respect to your vote on Proposal No. 2. Properly executed proxy cards and voting instructions provided by shareholders will remain valid and will be voted at the Meeting as instructed on the proxy card or voting instruction form and as described in the Proxy Circular with respect to all other items set forth in the Proxy Circular and any other matter that is properly brought before the Meeting, unless revoked. Because Proposal No. 2 has been withdrawn and will not be presented at the Meeting, shares represented by proxy cards and voting instruction forms returned before the Meeting will not be voted with respect to Proposal No. 2, and any votes received on Proposal No. 2 will not be tabulated. Shareholders who have not yet returned their proxy card or submitted their voting instructions should complete the proxy card or provide voting instructions, disregarding Proposal No. 2.

Information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Circular.